EXHIBIT 1.1

AMENDED AND RESTATED AMENDMENT TO SELECTED DEALER AGREEMENT
This Amended and Restated Amendment to the Selected Dealer Agreement, dated as of the 22nd day of December, 2015 (this “Amendment”), is made by and among each of Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “Company”), Griffin Capital Securities, Inc., a California Corporation (the “Dealer Manager”), Griffin Capital Essential Asset Advisor II, LLC, a Delaware limited liability company (the “Advisor”), Griffin Capital Corporation, a Delaware limited partnership (the “Sponsor”) (collectively, the “Issuer Entities”) and Ameriprise Financial Services, Inc. (“Ameriprise”).
WHEREAS, the Issuer Entities and Ameriprise have entered into a Selected Dealer Agreement dated May 5, 2015, (the “Selected Dealer Agreement”) that sets forth the understandings and agreements whereby Ameriprise will offer and sell on a best efforts basis, for the account of the Company, Class A shares (“Class A Shares”) of common stock (the “Common Stock”) of the Company registered pursuant to the Registration Statement and Prospectus filed with the Securities and Exchange Commission on Form S-11 (File No. 333-194280) under the Securities Act of 1933, as amended and the regulations thereunder; and
WHEREAS, after October 30, 2015, the Company is no longer offering Class A Shares in their primary offering under the Registration Statement and Prospectus field with the Securities Exchange Commission ; and
WHEREAS, the Company has registered Class T shares (“Class T Shares”) of common stock of the Company under the Registration Statement and Prospectus filed with the Securities Exchange Commission; and
WHEREAS, the Issuer Entities and Ameriprise desire to modify the Selected Dealer Agreement to allow Ameriprise to offer and sell on a best efforts basis, Class T Shares of common stock of the Company, and on December 17, 2015, entered into an Amendment to Selected Dealer Agreement to memorialize the same; and
WHEREAS, the Issuer Entities and Ameriprise desire to enter into an Amended and Restated Amendment to Selected Dealer Agreement to clarify certain terms of the Amendment to Selected Dealer Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer Entities and Ameriprise agree as follows:
1.    Section 1 of the Selected Dealer Agreement shall be deleted in its entirety and replaced with the following.
1. Introduction. This Selected Dealer Agreement (the “Agreement”) sets forth the understandings and agreements whereby Ameriprise had offered and sold on a best efforts basis for the account of the Company Class A shares (“Class A Shares”) and will offer and sell Class T shares (“Class T Shares”) of common stock (the “Common Stock”), par value $0.001 per share (Class A Shares and Class T Shares collectively referred to herein as the “Shares”), of the Company registered pursuant to the Registration Statement (as defined below) at the per share price set forth in the Registration Statement from time to time (subject to certain volume and other discounts described therein) (the “Offering”), pursuant to which Shares are also being offered pursuant to the Company’s Distribution Reinvestment Plan (the “DRIP”). The Shares are more fully described in the Registration Statement defined below.
Ameriprise is hereby invited to act as a selected dealer for the Offering, subject to the terms and conditions set forth below.
2.    Section 2(p) of the Selected Dealer Agreement shall be deleted in its entirety and replaced with the following.
(p) Qualification as a Real Estate Investment Trust. The Company intends to satisfy the requirements of the Internal Revenue Code of 1986 as amended (the “Code”) for qualification and taxation of the Company as a real estate investment trust. Commencing with its taxable year ending December 31, 2013, the Company has been organized and operates in conformity with the requirements for qualification as a real estate investment trust under the Code and its actual method of operation has enabled and its proposed method of operation as described in the Prospectus will enable it to meet the requirements for qualification and taxation as a real estate investment trust under the Code commencing with its taxable year ending December 31, 2015.
The Company’s issuance of Class A Shares and Class T Shares will not cause dividends paid by the Company with respect to Class A Shares and Class T Shares to be preferential dividends within the meaning of § 562(c) of the Code. Furthermore, the Company’s issuance of Class A Shares and Class T Shares will not cause the Company to fail to qualify as a REIT.
3.    The first paragraph of Section 2(ll) of the Selected Dealer Agreement shall be deleted and the following paragraphs should be added to the beginning of Section 2(ll).
Net Investment Methodology. From the date of the initial offering through the earlier of (a) the end of the calendar quarter in which the Company’s initial offering closes (but in no event earlier than April 1, 2016), or (b) the end of the calendar quarter that is two years after the effective date of the Company’s initial public offering, (provided, that, in all instances, such valuation shall be provided in accordance with such other more restrictive timing as the SEC may require or which may be necessary for Ameriprise to comply with FINRA requirements), the Company may include a per share estimated value reflecting the “net investment” disclosed in the Company’s most recent Registration Statement, Form 10-K, Form 10-Q and/or in a Form 8-K (collectively, “SEC Disclosure Documents”). “Net investment” shall be based on the “amount available for investment percentage in the “Estimated Use of Proceeds” section of the offering prospectus or, where “amount available for investment” is not provided, another equivalent disclosure that reflects the estimated percentage deduction from the aggregate dollar amount of securities registered for sale to the public of sales commissions, dealer manager fees, and estimated issuer offering and organization expenses (“Issuer O&O) (which if based on a range of amounts, may assume Issuer O&O based on raising the maximum offering).
Appraised Value Methodology. Following the permitted period for utilizing “Net Investment Methodology,” as set forth above, at a minimum, the Company shall provide a per share value based on the fair value of the Company’s assets less liabilities under market conditions existing as of the date of valuation, referred to as Net Asset Value (“NAV”), and assuming the allocation of the resulting NAV among the Company’s common shareholders, to arrive at a Net Asset Value Per Share (“Per Share NAV”). Notwithstanding that generally accepted accounting principles of the Financial Accounting Standards Board (“GAAP”) generally require the fair value of real estate to reflect the price received to sell an asset in an orderly transaction between market participants at the measurement date and not on an ongoing basis, the NAV shall be determined in a manner consistent with the methods and principles used to determine fair value under GAAP, primarily as set forth in ASC 820, and the international financial reporting standards of the International Accounting Standards Board (as applicable), and consistent with the methodology set forth in Exhibit C to this Agreement. The Board of Directors of the Company will appoint the Audit Committee or another committee comprised of a majority of independent directors of the REIT that will be responsible for oversight of the valuation process (“Valuation Committee”), subject to the final approval of the Company’s Board.
4.    The paragraph of Section 2(ll) entitled “Disclosure” of the Selected Dealer Agreement shall be deleted in its entirety and replaced with the following.
Disclosure. The determination of the NAV and Per Share NAV, an explanation of the method by which the NAV and Per Share NAV was developed, a statement that such valuation was developed in a manner reasonably designed to ensure its reliability, and the date of the valuation will be reported in the SEC Disclosure Documents filed with the Commission and in each Annual Report sent to investors with sufficient narrative disclosure to meet FINRA regulatory requirements and in a clear and concise manner so as to be understood by the average investor. In addition, if the Company has knowledge of a material impairment or appreciation, or a material other-than-

temporary change in the value of any real property or real estate-related asset which would result in a material change in the NAV or Per Share NAV, then the Company shall consider such change prior to the issuance of a valuation and shall otherwise file such SEC Disclosure Documents as required.
5.    Sections 3(a) and 3(d) of the Selected Dealer Agreement shall be deleted in their entirety and replaced with the following.
3. Sale of Shares
(a)    Purchase of Shares. On the basis of the representations, warranties and covenants herein contained, but subject to the terms and conditions herein set forth, the Company hereby appoints Ameriprise as a Selected Dealer for the Shares during the period from the date hereof to the Termination Date (the “Effective Term”), including the Shares to be issued pursuant to the DRIP, each in the manner described in the Registration Statement. Subject to the performance by the Company of all obligations to be performed by it hereunder and the completeness and accuracy of all of its representations and warranties, Ameriprise agrees to use its best efforts, during the Effective Term, to offer and sell such number of Shares as contemplated by this Agreement at the price stated in the Prospectus, as the same may be adjusted from time to time.
The purchase of Shares must be made during the offering period described in the Prospectus, or after such offering period in the case of purchases made pursuant to the DRIP (each such purchase hereinafter defined as an “Order”).
(i)Persons desiring to purchase Class T Shares are required to (i) deliver to Ameriprise a check in the amount of $10.00 per Class T Share purchased (subject to certain volume discounts or other discounts as described in the Prospectus, or such other per share price as may be applicable pursuant to the DRIP, or such other per share price as is disclosed from time to time in the Registration Statement or Prospectus) payable to Ameriprise, or (ii) authorize a debit of such amount to the account such purchaser maintains with Ameriprise.
(ii)An order form as mutually agreed upon by Ameriprise and the Company substantially similar to the form of subscription agreement attached to the Prospectus (each an “Order Form”) must be completed and submitted to the Company for all investors. The Dealer Manager and American Enterprise Investment Services, Inc. (“AEIS”), an affiliate of Ameriprise, are parties to that certain Alternative Investment Product Networking Services Agreement, dated June 5, 2013 as amended (the “AIP Networking Agreement”), pursuant to which the broker-controlled accounts of Ameriprise’s customers that invest in the Company will be processed and serviced. The parties acknowledge that any receipt by Ameriprise of payments for subscriptions for Shares shall be effected solely as an administrative convenience, and such receipt of payments shall not be deemed to constitute acceptance of Orders to purchase Shares or sales of Shares by the Company.
All Orders solicited by Ameriprise will be strictly subject to review and acceptance by the Company and the Company reserves the right in its absolute discretion to reject any Order or to accept or reject Orders in the order of their receipt by the Company or otherwise. Within 30 days of receipt of an Order, the Company must accept or reject such Order. If the Company elects to reject such Order, within 10 business days after such rejection, it will notify the purchaser and Ameriprise of such fact and cause the return of such purchaser’s funds submitted with such application. If Ameriprise receives no notice of rejection within the foregoing time limits, the Order shall be deemed accepted. Ameriprise agrees to make commercially reasonable efforts to determine that the purchase of Shares is a suitable and appropriate investment for each potential purchaser of Shares based on information provided by such purchaser regarding, among other things, such purchaser’s age, investment experience, financial situation and investment objectives. Ameriprise agrees to maintain copies of the Orders received from investors and of the other information obtained from investors, including the Order Forms, for a minimum of 6 years from the date of sale and will make such information available to the Company upon request by the Company.
(d) Compensation.
Class T Shares: In consideration for Ameriprise’s execution of this Agreement, and for the performance of Ameriprise’s obligations hereunder, the Dealer Manager agrees to pay or cause to be paid to Ameriprise a selling commission (the “Selling Commission”) of three percent ($0.30 based on initial $10.00 price per share) of the price of each Class T Share (except for Shares sold pursuant to the DRIP) sold by Ameriprise; provided, however, that Ameriprise’s Selling Commission shall be reduced with respect to volume sales of Class T Shares to Qualifying Purchasers (as defined in the Prospectus) and as otherwise set forth in the “Plan of Distribution” section of the Prospectus. In the case of such volume sales to qualifying purchasers, on orders of $1,000,000 or more, Ameriprise’s Selling Commission shall be reduced by the amount of the Class T Share purchase price discount. In the case of such volume sales to Qualifying Purchasers, Ameriprise’s Selling Commission will be reduced for each incremental Class T Share purchase by such qualifying purchasers where Ameriprise serves as the selected dealer for such purchase, in the total volume ranges set forth in the table below. Any reduction of the Selling Commission otherwise payable to Ameriprise will be credited to the purchaser as additional Class T Shares. Such reduced Class T Share price will not affect the amount received by the Company for investment. The following table sets forth the reduced Selling Commission payable to Ameriprise in connection with volume discounts, which table may be updated from time to time in the Prospectus:

	Dollar Volume of Shares Purchased for a Single Purchaser	Purchase Price Per Share to Investors	Selling Commission Per Share for Incremental Share in Volume Discount Range
Class T Shares	Up to $1,000,000	$10.00	$0.30
	$1,000,000.01 - $5,000,000	$9.90	$0.20
	$5,000,000.01 and over	$9.80	$0.10
The reduced selling price per share and selling commissions are applied to the incremental dollar amounts falling within the indicated range only. All commission rates are calculated assuming a $10.00 price per share. Thus, for example, an investment of $1,500,000 in Class T shares would result in a total purchase of approximately 150,505 shares of our Class T common stock as follows:
• 100,000 shares of our Class T common stock at $10.00 per share (total: $1,000,000) and a 3.0% commission; and
•Approximately 50,505 shares of our Class T common stock at $9.90 per share (total: $500,000) and a 2.0% commission.
In the above example, you will receive approximately 150,505 shares instead of 150,000 shares, the number of shares you would have received if you had paid $10.00 per share. The net offering proceeds we receive from the sale of shares are not affected by volume discounts.
In the event Orders are combined as permitted in the “Plan Distribution” section of the Prospectus and all such Orders are placed through Ameriprise, the commission payable with respect to any such combined Order will equal the commission per share which would have been payable in accordance with the table set forth above if all purchases had been made by the same Qualifying Purchaser. Any reduction in the Sales Commission as a result of such a combination will be prorated among the individual investors whose Orders have been combined. If a Qualifying

Purchaser qualifies for a particular volume discount as the result of multiple purchases, such investor will not be entitled to the discount with respect to prior purchases. Unless Ameriprise~~,~~ on behalf of purchasers, indicates that Orders are to be combined and provide all other requested information, the Company will not be held responsible for failing to combine Orders properly. As indicated in the Prospectus, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels. However, with respect to California residents, no discounts will be allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the dollar amount of Shares purchased.
The Company expects the Dealer Manager to enter into Selected Dealer Agreements with other broker-dealers that are members of FINRA, which the Company refers to as participating broker-dealers, to sell the Shares. Except as provided in the Selected Dealer Agreements, the Dealer Manager will reallow to the participating broker-dealers all of the Sales Commissions attributable to such participating broker-dealers. As set forth in the Prospectus, the Company may sell Class T shares at a discount to the offering price of $10.00 per share through the following distribution channels in the event that the investor: (1) purchases shares through fee-based programs, also known as wrap accounts, (2) purchases shares through participating broker dealers that have alternative fee arrangements with their clients, (3) purchases shares through certain registered investment advisers (except where an investor has a contract for financial planning services with a registered investment advisor that is also a registered broker dealer, such contract absent any investment advisory services will not qualify the investor for a reduction of the Sales Commission described above), (4) purchases shares through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers, or (5) is an endowment, foundation, pension fund or other institutional investor. In addition, the Company may sell Class T shares at a discount to the primary offering price of $10.00 per share to certain closed-end investment companies registered under the 1940 Act; closed-end funds, advised by investment advisers that are affiliated with a selected dealer; private equity funds or other unregistered wealth management funds. The Company will also offer other discounts in connection with certain other types of sales, as set forth in the “Plan Distribution” section of the Prospectus. The net proceeds to the Company will not be affected by any such discounts.
The Dealer Manager will also re-allow to Ameriprise out of its dealer manager fee a marketing fee of up to 1.5% of the full price of each Class T Share (except for Class T Shares sold pursuant to the DRIP) sold by Ameriprise (the “Marketing Fee”); provided however, the Company will not pay Ameriprise a Marketing Fee if the aggregate underwriting compensation to be paid to all parties in connection with the Offering exceeds the limitations prescribed by FINRA.
In consideration for Ameriprise’s execution of this Agreement, and for the performance of Ameriprise’s obligations hereunder, the Dealer Manager agrees to pay or cause to be paid to Ameriprise a Selling Commission of three percent (approximately $0.30 based on initial $10.00 price per share) of the price of each Class T Share (except for Class T Shares sold pursuant to the DRIP) sold by Ameriprise.
In addition, the Dealer Manager will receive an annual stockholder servicing fee of 1.0% of the purchase price per Class T Share (or, once reported, the amount of our estimated NAV) for Class T Shares purchased; provided however, that the amount of the stockholder servicing fee to be reallowed to Ameriprise will not exceed a total of 4.0%. The stockholder servicing fee will accrue daily and be paid quarterly in arrears. The Dealer Manager will reallow the ongoing stockholder servicing fee to the selected dealer who initially sold the Class T Shares to a stockholder or, if applicable, to a subsequent broker-dealer of record of the Class T Shares so long as the subsequent broker-dealer is party to a selected dealer agreement with the Dealer Manager that provides for such reallowance.

The Company will pay Dealer Manager a stockholder servicing fee with respect to Class T shares sold in the primary offering as additional compensation to the dealer manager and participating broker-dealers for providing ongoing stockholder services, such as discussing the progress of the Company with the stockholder and reviewing operating results. The stockholder servicing fee will accrue daily in an amount equal to 1/365th of 1% of the purchase price per share of Class T shares sold in the primary offering and will be paid quarterly. The Company will cease paying the stockholder servicing fee with respect to the Class T shares sold in this offering at the earlier of (i) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan); (ii) the fourth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our DRP offering) terminates; (iii) the date that such Class T share is redeemed or is no longer outstanding; and (iv) the occurrence of a merger, listing on a national securities exchange, or an extraordinary transaction. The stockholder servicing fee relates to the share or shares sold. The Dealer Manager will generally re-allow 100% of the stockholder servicing fee to participating broker-dealers; provided, however, that with respect to any individual investment, the Dealer Manager will not re-allow the related stockholder servicing fee to any participating broker-dealer if such participating broker-dealer ceases to hold the account related to such investment. In addition, the Dealer Manager will not re-allow the stockholder servicing fee to any participating broker-dealer if such participating broker-dealer has not executed a selling agreement with the Dealer Manager. In any instance in which our dealer manager does not re-allow the stockholder servicing fee to a participating broker-dealer, the Dealer Manager will return such fee to the Company.
No payment of Selling Commissions, the Marketing Fee or the stockholder servicing fee will be made in respect of Orders (or portions thereof) which are rejected by the Company. Ameriprise shall transfer to the Transfer Agent the total amount debited from such investor accounts for the purchase of Shares, net of the Selling Commission payable to Ameriprise. The Marketing Fee will be paid via Automated Clearing House (ACH) payment initiated by the Dealer Manager on the second business day following the week in which the dealer manager fee on the applicable Shares sold by Ameriprise is received by the Dealer Manager. Selling Commissions, the Marketing Fee and the stockholder servicing fee will be payable only with respect to transactions lawful in the jurisdictions where they occur. Purchases of Shares by the Company, Ameriprise or its or their respective affiliates or any of their respective directors, trustees, officers and employees shall be net of commissions. Ameriprise affirms that the Dealer Manager’s liability for Selling Commissions, the Marketing Fee and the stockholder servicing fee payable is limited solely to the proceeds of commissions, the dealer manager fee and the stockholder servicing fee, respectively, receivable from the Company, and Ameriprise hereby waives any and all rights to receive payment of Selling Commissions, the Marketing Fee and the stockholder servicing fee due until such time as the Dealer Manager is in receipt of the commission, dealer manager fee and the stockholder servicing fee, respectively, from the Company.
No Selling Commissions, Marketing Fee or the stockholder servicing fee shall be paid to Ameriprise for purchases made by an investor pursuant to the DRIP.
The Advisor will pay or cause to be paid to Ameriprise, the amount of any bona fide, itemized, separately invoiced due diligence expenses consistent with the language in the Prospectus and applicable regulations and FINRA rules.
Except for offers and sales of Shares to the Company’s officers and directors and their immediate family members, to officers, directors and employees of the Advisor or other affiliates and their immediate family members, to or through registered investment advisers or a bank acting as a trustee or fiduciary, or through any other arrangements described in the “Plan of Distribution” section of the Prospectus, the Company represents that neither it nor any of its affiliates have offered or sold any Shares pursuant to this Offering, and agrees that, through the Termination

Date, the Company will not offer or sell any Shares (except for Shares offered pursuant to the DRIP) otherwise than through the Dealer Manager as provided in the Dealer Manager Agreement, Ameriprise as herein provided, the selected dealers other than Ameriprise as provided in the Selected Dealer Agreements, and registered investment advisers as provided in agreements between the Company and/or the Dealer Manager and registered investment advisers, except pursuant to arrangements described in the “Plan of Distribution” section of the Prospectus.
6.    General
A. All capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Selected Dealer Agreement unless otherwise set forth in this Amendment.
B. Except as otherwise expressly amended by this Amendment, all of the provisions of the Selected Dealer Agreement shall continue in full force and effect in accordance with the terms and conditions.
C. It is the intent of the parties that this Amendment shall amend and restate the original Amendment to Selected Dealer Agreement in its entirety, and, by placing their signatures hereto, the parties hereby confirm such intent.

IN WITNESS WHEREOF, the undersigned have hereto executed this Amendment as of the date first above written.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

		By:	/s/ Kevin A. Shields
		Name:	Kevin A. Shields
		Title:	Chief Executive Officer

GRIFFIN CAPITAL SECURITIES, INC.

		By:	/s/ Kevin A. Shields
		Name:	Kevin A. Shields
		Title:	Chief Executive Officer

GRIFFIN CAPITAL ESSENTIAL ASSET ADVISOR II, LLC

		By:	/s/ Kevin A. Shields
		Name:	Kevin A. Shields
		Title:	Chief Executive Officer

GRIFFIN CAPITAL CORPORATION

		By:	/s/ Kevin A. Shields
		Name:	Kevin A. Shields
		Title:	Chief Executive Officer

AMERIPRISE FINANCIAL SERVICES, INC.

By:	/s/ Frank A. McCarthy
Name:	Frank A. McCarthy
Title:	Senior Vice President and General Manager